CODE OF ETHICS

Adopted: 29 June 2015

Amended through 24 July 2015

I.	INTRODUCTION

High ethical standards are essential for the success of the Adviser and to maintain the confidence of clients (“clients”). The Adviser’s long-term business interests are best served by adherence to the principle that the interests of clients come first. We have a fiduciary duty to clients to act solely for the benefit of our clients. All personnel of the Adviser, including partners, officers and employees of the Adviser, must put the interests of the Adviser’s clients before their own personal interests and must act honestly and fairly in all respects in dealings with clients. All personnel of the Adviser must also comply with all federal securities laws.

In recognition of the Adviser’s fiduciary duty to its clients and its desire to maintain high ethical standards, the Adviser has adopted this Code of Ethics (the “Code”) pursuant to Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”) and Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”). This Code contains provisions designed to prevent improper personal trading by Access Persons of the Adviser, to identify conflicts of interest and to provide a means to resolve any actual or potential conflicts in favor of the Adviser’s clients.

Adherence to the Code is considered a basic condition of employment by the Adviser. If you have any doubt as to the propriety of any activity, you should consult with the Compliance Officer, who is charged with the administration of this Code.

II.	DEFINITIONS

1.
Access Person means any Supervised Person (i) who has access to non-public information regarding any clients’ purchase or sale of securities, or non-public information regarding portfolio holdings of any Reportable Fund or (ii) who is involved in making securities recommendations to clients (or who has access to such recommendations that are non-public).

NOTE: For purposes of the Code, all Supervised Persons are deemed to be Access Persons.

2.
Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

3.
Beneficial Ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee. (Beneficial Ownership is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934.)

4.	Control shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

5.
Initial Public Offering, or IPO, means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

6.	Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) of the Securities Act of 1933 or to rules 504, 505 or

506 under the Securities Act of 1933.

7.	Personal Account means any account in which an Access Person has any Beneficial Ownership.

8.
Reportable Security means a security as defined in Section 202(a)(18) of the Advisers Act and includes any derivative, commodities, options or forward contracts relating thereto and any mutual funds sub-advised by the firm except that it does not include:

	(i)	Direct obligations of the Government of the United States;

	(ii)	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

	(iii)	Shares issued by money market funds;

	(iv)	Shares issued by registered open-end funds other than exchange-traded funds and other than Reportable Funds (defined below); and

	(v)	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which is a Reportable Fund.

	(vi)	Life assurance policy, including pension.

9.
Reportable Fund means any registered investment company for which the Adviser serves as investment adviser or sub-adviser or whose investment adviser or principal underwriter controls the Adviser, is controlled by the Adviser or is under common control with the Adviser.

10.
Security held or to be acquired by a client means (i) any security that, within the most recent 15 calendar days, is or has been held by the client, or is being or has been considered by the Adviser for purchase by the client; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, any security described above in (i).

11.
Supervised Person means any member, director, officer or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser.

III.	APPLICABILITY OF CODE OF ETHICS

Personal Accounts of Access Persons. This Code applies to all Personal Accounts of all Access Persons. A Personal Account also includes an account maintained by or for:

	An Access Person's spouse (other than a legally separated or divorced spouse of the Access Person) and minor children;

	Any immediate family members who live in the Access Person’s household;


Any persons to whom the Access Person provides primary financial support, and either (i) whose financial affairs the Access Person controls, or (ii) for whom the Access Person provides discretionary advisory services; and

	Any partnership, corporation or other entity in which the Access Person has a 25% or greater beneficial interest, or in which the Access Person exercises effective control.

IV.	FRAUD, DECEIT AND MANIPULATION

The specific provisions and reporting requirements of this Code are concerned primarily with the investment activities of Access Persons who may benefit from or interfere with the purchase or sale of portfolio securities by a client.

Access Persons are prohibited from engaging in any conduct that is deceitful, fraudulent, or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of securities by a client. Access Persons are also prohibited from using any information concerning the investments of, or investment intentions of the Adviser with respect to, a client, for personal gain or in a manner detrimental to the interests of a client and its stockholders.

In addition, no Access Person shall, directly or indirectly, in connection with the purchase or sale of a “security held or to be acquired” by a client (defined in Section II above):

	a.	employ any device, scheme or artifice to defraud a client;

b.
make any untrue statement of material fact or omit to state any material fact to a client necessary in order to make the statements made to the client, in light of the circumstances under which they are made, not misleading;

	c.	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a client; or

	d.	engage in any manipulative practice with respect to a client.

Access Persons must report any violation of this Code promptly to the Compliance Officer.

V.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES AND OTHER ACTIVITIES

1.
General. It is the responsibility of each Access Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code or otherwise prohibited by any applicable laws. Personal securities transactions for Access Persons may be effected only in accordance with the provisions of this Section.

2.
Preclearance of Transactions in Personal Account. An Access Person must obtain the prior written approval of the Compliance Officer or Managing Member (each a “Reviewing Officer”) before engaging in any transaction in his or her Personal Account. This requirement also applies to the acquisition of Beneficial Ownership of any security in an Initial Public Offering or a Limited Offering.

A Reviewing Officer may approve the transaction if the Reviewing Officer concludes that the transaction would comply with the provisions of this Code and is not likely to have any adverse economic impact on clients. A Reviewing Officer, in determining whether approval should be given for transactions in IPOs and Limited Offerings, will take into account, among other factors, whether the investment opportunity should be reserved for clients and whether the opportunity is being offered to the Access Person by virtue of his or her position with the Adviser.

A request for preclearance must be made by completing the Preclearance Form and submitting it to a Reviewing Officer in advance of the contemplated transaction. A Preclearance Form is attached as Attachment A. Any approval given under this paragraph will remain in effect for 24 hours.

3.
Management of Non-Adviser Accounts. Access Persons are prohibited from managing accounts for third parties who are not clients of the Adviser or serving as a trustee for third parties unless a Reviewing Officer preclears the arrangement and finds that the arrangement would not harm any client. A Reviewing Officer may require the Access Person to report transactions for such account and may impose such conditions or restrictions as are warranted under the circumstances.

VI.	EXCEPTIONS FROM PRECLEARANCE PROVISIONS

In recognition of the de minimis or involuntary nature of certain transactions, this section sets forth exceptions from the preclearance requirements. The restrictions and reporting obligations of the Code will continue to apply to any transaction exempted from preclearance pursuant to this Section. Accordingly, the following transactions will be exempt only from the preclearance requirements of Section IV.2:

1.	Purchases or sales that are non-volitional on the part of the Access Person such as purchases that are made pursuant to a merger, tender offer or exercise of rights;

2.	Purchases or sales pursuant to an Automatic Investment Plan;

3.	Transactions in securities that are not Reportable Securities (other than transactions in IPOs and Limited Offerings); and

4.
Transactions effected in, and the holdings of, any account over which the Access Person has no direct or indirect influence or control (e.g., a blind trust, discretionary account or trust managed by a third party).

VII.	REPORTING

1.
Quarterly Transaction Reporting. Not later than thirty (30) days after the end of each calendar quarter, each Access Person must submit a written report (“Quarterly Transaction Report”), a form of which is attached hereto as Attachment C, to a Reviewing Officer regarding any transaction during the previous calendar quarter in a Reportable Security in which the Access Person had any direct or indirect Beneficial Ownership.

A.
Content of Quarterly Transaction Reports. Each Quarterly Transaction Report must contain, at a minimum, the following information about each transaction involving a Reportable Security during the quarter in which the Access Person had, or as a result of the transaction acquired, any Beneficial Ownership:

1.
the date of the transaction, the title, and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of each Reportable Security involved;

2.	the nature of the transaction (i.e., the purchase, sale or any other type of acquisition or disposition);

3.	the price of the security at which the transaction was effected;

4.	the name of the broker, dealer or bank with or through which the transaction was effected; and

5.	the date the Access Person submits the report.

6.
With respect to any account established by the Access Person in which any Reportable Securities were held during the previous quarter for the direct or indirect benefit of the Access Person (i.e., a Personal Account):

		(i)	the name of the broker, dealer or bank with whom the Access Person established the account;

		(ii)	the date the account was established; and

		(iii)	the date that the report is submitted by the Access Person.

B.
The Adviser may permit Access Persons to direct their brokers to submit duplicate trade confirmations and account statements to a Reviewing Officer on their behalf in lieu of providing quarterly transaction reports if the trade confirmations and/or account statements contain the required information outlined above.

2.
New Accounts. Each Access Person must notify a Reviewing Officer promptly if the Access Person opens any new account in which any securities are held with a broker or custodian or moves such an existing account to a different broker or custodian.

3.	Disclosure of Securities Holdings. All Access Persons must submit initial and annual holdings reports to a Reviewing Officer as follows:

	A.	Contents of Holdings Reports. Initial and annual holdings reports must contain, at a minimum:

1.
the title and type of security, and, as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security in which the Access Person has any Beneficial Ownership;

		2.	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s benefit; and

		3.	the date that the Access Person submits the report.

	B.	Timing of Holdings Reports.

1.
Initial. Each Access Person must submit to a Reviewing Officer an initial holdings report within 10 days of his or her employment commencement date. The information contained in the initial holdings report must be current as of a date no more than 45 days prior to such employment commencement date.

2.
Annual. Each Access Person must submit to a Reviewing Officer an annual holdings report at least once each 12-month period after submitting the initial holdings report. The information contained in the annual holdings report must be current as of a date no more than 45 days prior to the date the report was submitted.

		3.	A form of the initial and annual holdings report is set forth in Attachment B.

4.
Exceptions to Reporting Requirements. An Access Person need not submit any report with respect to securities held in accounts over which the Access Person has no direct or indirect influence or control or reports with respect to transactions effected pursuant to an Automatic Investment Plan.

5.	Transactions Subject to Review. The Reportable Securities transactions reported on the quarterly transaction reports will be reviewed and compared against client transactions.

VIII.	REPORTS TO THE BOARD(S) OF REPORTABLE FUNDS

No less frequently than annually, the Adviser will furnish the board of directors/trustees (the “Board”) of any Reportable Fund with a written report that:

1.
describes any issues arising under this Code since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

	2.	contains a certification, to the extent applicable, that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

IX.	RECORDKEEPING

The Reviewing Officers will together maintain records in the manner and extent set forth below, and these records shall be available for examination by representatives of the SEC:

	A.	a copy of this Code and any other code of ethics adopted pursuant to Rule 17j-1 or Rule 204A-1 which was in effect during the past five (5) years must be maintained in an easily accessible place;

B.
a record of any violation of this Code and of any action taken as a result of such violation must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurred;

C.
a copy of (i) each written acknowledgement of receipt of the Code for each person who is currently, or within the past five years was, a Supervised Person and (ii) each report made by an Access Person pursuant to this Code, including any information provided in lieu thereof, must be maintained for at least five years from the end of the fiscal year in which the report was made or the information was provided, the first two years in an easily accessible place;

D.
a list of all Access Persons who currently are, or within the past five years were, required to submit reports under this Code, and a list of all persons who are responsible for reviewing reports submitted under this Code, must be maintained in an easily accessible place;

E.
a copy of each written report submitted to the Board pursuant to Section VIII of this Code must be maintained for at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place; and

F.
a record of any decision and the reasons supporting the decision, to approve any transaction in a Security by an Access Person must be maintained for at least five years after the end of the fiscal year in which such approval is granted.

X.	OVERSIGHT OF CODE OF ETHICS

1.
Acknowledgment. The Compliance Officer will annually distribute a copy of the Code to all Supervised Persons. The Compliance Officer will also distribute promptly all amendments to the Code. All Supervised Persons are required annually to sign and acknowledge their receipt of this Code by signing the form of acknowledgement attached as Attachment D.

2.
Review of Transactions. Each Access Person's transactions in his/her Personal Account will be reviewed on a regular basis and compared with transactions for clients. Any Access Person transactions that are believed to be a violation of this Code will be reported promptly to the management of the Adviser. The Managing Member of the Adviser will review the Compliance Officer’s transactions and preclearance requests.

3.
Sanctions. Adviser’s management, with advice of legal counsel, at their discretion, will consider reports made to them and upon determining that a violation of this Code has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.

4.
Authority to Exempt Transactions. Each Reviewing Officer has the authority to grant exemptions from any provision of the Code, provided that such person determines that such exemption would not be against any interests of a client and is consistent with the requirements of Rule 17j-1 and Rule 204A-1. Such person shall prepare and file a written memorandum of any exemption granted describing the circumstances and reasons for the exemption.

5.
ADV Disclosure. The Compliance Officer will ensure that the Adviser’s Form ADV (1) describes the Code in Item 11 of Part 2A and (2) offers to provide a copy of the Code to any client or prospective client upon request.

XI.	CONFIDENTIALITY

All reports of personal securities transactions and any other information filed pursuant to this Code will be treated as confidential to the extent permitted by law.

APPENDIX H
ATTACHMENT A

Portland Hill Capital LLP

PRECLEARANCE FORM

FOR TRANSACTIONS IN PERSONAL ACCOUNTS OF ACCESS PERSONS

An Access Person must complete this Preclearance Form prior to engaging in any personal securities transaction (unless excepted by the Code of Ethics).

Investment Information

Issuer:_________________________

Equity Investments: Cmn                  Pfd
Number of shares_________________

Debt Investments
Interest rate:____________
Maturity date:______________

Transaction Information

Transaction Type (please circle):
Purchase                                        Sale                          Short Sale

Estimated Trade Date:_______________
Estimated Price:____________________
Broker/Dealer:_____________________

[Is the investment a security on the “Restricted Security” List?]	Y	N
Is the investment an initial public offering?	Y	N
Is the investment a private placement or investment opportunity of limited availability?	Y	N
[Number of transactions over the last 30 day period?]      _______________

Representation and Signature

By executing this form, I represent that the information contained herein is accurate and complete and that my trading in this investment is not based on any material nonpublic information. If approved, I understand that preclearance approval shall only be effective for 24 hours from the time of the approval.

Employee Name (please print)

Employee Signature	Date

Disposition of Preclearance Request

Approved _____________________              ____________________

Denied _______________________

[Reviewing Officer] _______________________

Date _______________________

APPENDIX H
ATTACHMENT B

INITIAL HOLDINGS REPORT AND ANNUAL HOLDINGS REPORT

To:           [Reviewing Officer]

From:       Access Person

Subject:    Personal Securities Transactions

Pursuant to the Code, you must submit an initial holdings report and an updated annual holdings report that lists all Reportable Securities (as defined in the Code) in which you have a direct or indirect Beneficial Ownership (as defined in the Code). [You are not required to include holdings of shares of open end investment companies (mutual funds) unless such fund is a Reportable Fund.]

Kindly complete the form below and return it to [a Reviewing Officer]. If this is an Initial Holdings Report, it must be submitted no later than 10 days after the date on which the undersigned became an Access Person. The information set forth in an Initial Holdings Report and an Annual Holdings Report must be current as of a date no more than 45 days prior to the date on which the report is submitted.

Date	Title & Amount of Security (including exchange ticker symbol or CUSIP number, number of shares and principal amount)	Name of Broker, Dealer or Bank Maintaining Account At Which Any Securities are Maintained

(Please attach additional pages if you require more space)

I certify that the names of any brokerage firms or banks where I have an account in which any securities are held are disclosed above, except for the following:

Signed: ________________________

Print Name: ______________________

Date: ___________________

APPENDIX H
ATTACHMENT C

QUARTERLY TRANSACTION REPORT

This report must be submitted to [the Reviewing Officer] no later than 30 days after the end of a calendar quarter.

Period of Report: From ____________ to ____________________.

Date	Issuer	Debt: Amount, Interest Rate and Maturity Date	Equity: Number of shares	Purchase (P), Sale (S) or Short Sale (SS)	Price	Broker

I certify that I have reported on this form, or that you have received duplicate brokerage confirmations/statements of, all transactions in Reportable Securities in which I had any direct or indirect beneficial ownership during the period covered by this report. I further certify that I have disclosed all new brokerage accounts in which I have Beneficial Ownership of securities.

____________________________
Name of reporting person

Date:_________________________

APPENDIX H
ATTACHMENT D

CODE OF ETHICS

ACKNOWLEDGMENT

I hereby acknowledge receipt of the Code of Ethics (the “Code”) of Portland Hill Capital LLP and certify that I have read and understand it and agree to abide by it. I hereby represent that all my personal securities transactions will be effected in compliance with the Code.

I also confirm that I have [instructed all brokerage firms where I maintain an account in which Reportable Securities are held to supply duplicate copies of my trade confirmations and monthly and quarterly brokerage account statements to [a Reviewing Officer]] [reported to [a Reviewing Officer] all transactions in which I had or obtained any direct or indirect beneficial ownership].

Date:_________________	(Signature)

(Print Name)

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